Exhibit 10.17
BERKSHIRE HILLS BANCORP, INC.
MANAGEMENT INCENTIVE COMPENSATION PLAN
Article 1. Purpose and Intent
The purpose of this “Berkshire Hills Bancorp, Inc. (the “Company”) Management Incentive Compensation Plan” (the “Plan”) is to reward certain of its key members of management for achieving short and long term goals established by the Company and attracting and rewarding such persons who contribute to the Company’s success. This Plan consists of annual and long-term incentive compensation based on the annual or long-term performance of the Company measured by corporate financial Performance Measure(s), individual Performance Measure(s) and other measures designated by the Committee.
Article 2. Definitions
For purposes of the Plan, the following terms shall have the following meanings:
Section 2.1 “Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust or other entity or organization which, directly or indirectly, controls, is controlled by, or is under common control with the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.
Section 2.2 “Annual Incentive Opportunity” means an Incentive Opportunity made available to a Covered Employee pursuant to Article 5 for performance during a period of time equal to or less than twelve (12) months.
Section 2.3 “Award” means a grant under this Plan of a Long-Term Incentive Award.
Section 2.4 “Award Agreement” means a written or electronic document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of a Long-Term Incentive Award.
Section 2.5 “Board” or “Board of Directors” means the Board of Directors of the Company.
Section 2.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and references thereto shall be deemed to include references to any applicable regulations and interpretations thereunder and any successor or similar provision.
Section 2.7 “Committee” means all of the members of the Compensation Committee of the Board, or any other committee delegated by the Board to handle compensation matters, who are Outside Directors.

Section 2.8 “Company” means Berkshire Hills Bancorp, Inc., a Delaware corporation, and any successor thereto.
Section 2.9 “Covered Employee” means an Employee who is selected to participate in the Plan by the Committee.
Section 2.10 “Employee” means any employee of the Company, its Affiliates, and/or its Subsidiaries.
Section 2.11 “Incentive Opportunity” means an opportunity to earn a cash incentive upon the satisfaction of corporate financial and individual Performance Measure(s) established on an annual basis.
Section 2.12 “Long-Term Incentive Award” means an award granted to a Covered Employee pursuant to Article 6 and which covers a Long-Term Performance Period.
Section 2.13 “Long-Term Performance Period” means a period of time greater than twelve (12) months during which performance goal(s) based on one or more Performance Measure(s) must be met.
Section 2.14 “Outside Director” means an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Code.
Section 2.15 “Performance-Based Compensation” means compensation that is earned on the basis of satisfying pre-established performance goals established by the Committee.
Section 2.16 “Performance Measure(s)” means measures as described in Section 7.1 on which the performance goals are based. With respect to any Annual Incentive Opportunity or Long-Term Incentive Award made to a Covered Employee in any Plan year, one or more Performance Measure(s) necessary to achieve said Award shall be identified and disclosed to such Employee within the shorter of (i) ninety (90) days after the beginning of the Plan year or (ii) the end of the Period that is twenty-five percent (25%) of the period of service during which the Performance Meaure(s) must be satisfied.
Section 2.17 “Performance Shares” means Stock granted to a Covered Employee subject to satisfaction of certain pre-determined Performance Meaure(s).
Section 2.18 “Plan Year” means the shorter of (i) the fiscal year of the Company, or (ii) a Covered Employee’s period of service during the applicable year.
Section 2.19 “Restricted Stock” means shares of Stock granted as part of a Long-Term Incentive Award that vests incrementally over a period of years.
Section 2.20 “Stock” means common stock of the Company.
Section 2.21 “Stock Option” means options to acquire common stock of the Company.
Section 2.22 “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

Article 3. Administration
The Committee shall be responsible for administering the Plan. The Committee shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Committee shall have the power to construe and interpret the Plan and to determine all questions that shall arise thereunder, including the power to make or nullify any rules or procedures, or to waive or change any aspect of the Plan, as necessary, for proper administration. The Committee shall have such other and further specified duties, powers, authority, and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Committee may appoint such agents, who need not be members of the Committee, as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Committee may deem expedient or appropriate that are not inconsistent with the intent of the Plan. The decision of the Committee upon all matters within its scope of authority shall be final and conclusive on all persons, except to the extent otherwise provided by law.
Article 4. Denomination of Awards and Incentive Opportunities
Section 4.1 Annual Incentive Opportunities. Annual Incentive Opportunities are generally denominated in cash (but may be denominated, or paid, in Stock, at the discretion of the Committee) and shall represent a percentage of the Covered Employee’s Base Salary. The maximum amount credited with respect to an Annual Incentive Opportunity for any one Covered Employee in any one Plan Year shall be determined by the Committee for each Plan Year but, unless the Committee shall specify otherwise prior to or at the beginning of the Plan Year, shall not exceed seventy-five percent (75%) of the Covered Employee’s Base Salary.
Section 4.2 Long-Term Incentive Awards. Long-Term Incentive Awards shall, unless the Committee determines otherwise and specifies such determination in an Award Agreement, be denominated in shares of the Company’s Stock. Notwithstanding the above, the Committee may, in its discretion, denominate the Long-Term Incentive Award in Stock Options. Shares and Stock Options available under a Long-Term Incentive Award shall be obtained from those reserved under one or more equity plans adopted by the Board and approved by shareholders at an annual or special meeting of shareholders of the Company.
Article 5. Covered Employee Annual Incentive Opportunity
Section 5.1 Determination of Annual Incentive Opportunities. Subject to the terms and provisions of the Plan, the Committee, at the beginning of each performance period during the Plan Year or each Plan Year, may designate Annual Incentive Opportunities for Covered Employees in such amounts and upon such terms, including the achievement of specific performance goals, as the Committee may determine.
Section 5.2 Value of Annual Incentive Opportunities. Each Annual Incentive Opportunity shall specify a payment amount or payment range (e.g., threshold, target and stretch) as determined by the Committee subject to the achievement of certain performance goal(s) established by the Committee, based on one or more Performance Measure(s). The Committee may establish performance goals in its discretion. The number and/or value of Annual Incentive Opportunities that will be paid out to the Covered Employee will depend on the extent to which the performance goals are met during the annual performance period during the Plan Year or each Plan Year, as applicable.

Section 5.3 Payment of Annual Incentive Opportunities. Payment, if any, with respect to an Annual Incentive Opportunity shall be made after the performance period during the Plan Year or the Plan Years, as applicable, to which it relates and after the Committee has certified the performance achieved and the amount to be paid, if any, to each Covered Employee for that performance period. Such payment shall be made no later than the fifteenth (15th) day of the third month following the end of the Plan Year(s) to which the Annual Incentive Opportunity relates.
Section 5.4 Termination of Employment Due to Death, Disability or Retirement. The Committee shall determine the extent to which a Covered Employee shall have the right to receive payment for achievement or partial achievement of his or her Annual Incentive Opportunities following termination of the Covered Employee’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be, due to the Covered Employee’s death, Disability or Retirement. Such determination shall be made in the sole discretion of the Committee, need not be uniform with respect to all Covered Employees, and may reflect distinctions based on the reasons for termination. For purposes of this Plan, Disability and Retirement shall have the same meaning as set forth in the Amended and Restated Berkshire Hills Bancorp, Inc, 2003 Equity Compensation Plan.
Article 6. Long-Term Incentive Awards
Section 6.1 Grant and Vesting of Long-Term Incentive Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Long-Term Incentive Awards to Covered Employees in such amounts and upon such terms, including the achievement of specific performance goals, as the Committee may determine. Unless the Committee shall specify otherwise at the time of an Award, Long-Term Incentive Awards shall consist of Performance Shares and Restricted Stock grants. Restricted Stock grants shall be made based on the Committee’s assessment of overall Company and individual performance for the prior Plan Year and anticipated future performance, as well as additional objectives, such as reinforcing share ownership and/or retention of key executives. Unless the Committee specifies otherwise, Restricted Stock grants shall vest ratably over a three-year period following the date of grant, commencing on the first anniversary of the date of grant and continuing on each anniversary thereafter until fully vested. Performance Shares shall vest, if at all, entirely at the end of the performance period on the basis of satisfaction of the Performance Measure(s). The performance period for achievement of the Performance Measure(s) under a Long-Term Incentive Award shall generally be three (3) years, unless another performance period is designated in writing by the Committee.
Section 6.2 Value of Long-Term Incentive Awards. Each Long-Term Incentive Award shall be set forth in an Award Agreement which shall specify a value or value range as determined by the Committee subject, in the case of Performance Shares, to the achievement of certain performance goal(s) established by the Committee, based on one or more Performance Measure(s). The Committee may establish performance goals in its discretion. The number and/or value of Performance Shares that will be paid out to the Covered Employee will depend on the extent to which the performance goals are met during the applicable Long-Term Performance Period.
Section 6.3 Vesting of Performance Shares. Vesting, if any, with respect to Performance Shares under a Long-Term Incentive Award shall occur on the third anniversary of the grant date during the Long-Term Performance Period to which it relates and after the Committee has certified the level of performance achieved during such Long-Term Performance Period.

Section 6.4 Termination of Employment Due to Death, Disability or Retirement. The Committee shall determine the extent to which a Covered Employee shall have the right to receive payment for his or her Long-Term Incentive Awards following termination of the Covered Employee’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be, due to the Covered Employee’s death, Disability or Retirement. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an Award Agreement entered into with each Covered Employee, but need not be uniform among all Long-Term Incentive Awards granted pursuant to the Plan, and may reflect distinctions based on the reasons for termination.
Article 7. Performance Measures
Section 7.1 Performance Measures. Performance-Based Compensation will be paid solely on account of the attainment of one or more pre-established, performance goals. A performance goal will be considered pre-established if it is established in writing by the Committee no later than 90 days after the commencement of the period of service to which the goal relates, provided that the outcome is substantially uncertain at the time the Committee establishes the goal. However, in no event will the performance goal be considered pre-established if it is established after twenty-five percent (25%) of the period of service (as scheduled in good faith at the time the goal is established) has elapsed. The performance goals upon which the payment or vesting of an Annual Incentive Opportunity or a Long-Term Incentive Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:
(a)	basic earnings per Share;
(b)	basic cash earnings per Share;
(c)	diluted earnings per Share;
(d)	core earnings per Share;
(e)	diluted cash earnings per Share;
(f)	net income;
(g)	cash earnings;
(h)	net interest income;
(i)	non-interest income;
(j)	general and administrative expense to average assets ratio;
(k)	cash general and administrative expense to average assets ratio;
(l)	efficiency ratio;
(m)	cash efficiency ratio;
(n)	return on average assets;
(o)	cash return on average assets;

(p)	return on average stockholders’ equity;
(q)	cash return on average stockholders’ equity;
(r)	core return on equity
(s)	return on average tangible stockholders’ equity;
(t)	cash return on average tangible stockholders’ equity;
(u)	core earnings;
(v)	operating income;
(w)	operating efficiency ratio;
(x)	net interest margin;
(y)	growth in assets, loans (including home equity lines of credit), or deposits;
(z)	loan production volume;
(aa)	non-performing loans;

(bb)	cash flow;

(cc)	capital preservation (core or risk-based);

(dd)	interest rate risk exposure – net portfolio value;

(ee)	interest rate risk – sensitivity;

(ff)	liquidity parameters;
(gg)
strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures, or goals relating to capital raising and capital management;

(hh)	stock price (including, but not limited to, growth measures and total shareholder return); or
(ii)	core operating expense as a percentage of average assets;

(jj)	core deposits as a percentage of total deposits;

(kk)	net charge-off percentage;

(ll)	average percentage past due;

(mm)	classified assets to total assets;

(nn)	compliance/audit exam findings;

(oo)	capital ratio;

(pp)	management achievement of strategic plan goals;

(qq)	system knowledge & utilization of core applications;

(rr)	customer service survey; or

(ss)	any combination of the foregoing.
Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparable companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (ff) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 7.
Section 7.2 Evaluation of Performance. The Committee may provide in any such Annual Incentive Opportunity or Long-Term Incentive Award that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or its successor) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses.
Article 8. Beneficiary Designation
Each Covered Employee under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Covered Employee, shall be in a form prescribed by the Committee, and will be effective only when filed by the Covered Employee in writing with the Company during the Covered Employee’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Covered Employee’s death shall be paid to the Covered Employee’s estate.
Article 9. Amendment, Modification, and Termination of the Plan
The Committee may amend, modify, or terminate the Plan at any time, provided that no amendment, modification, or termination of the Plan shall reduce the amount payable to a Covered Employee under a Long-Term Incentive Award made prior to the date of such amendment, modification, or termination or shall adversely affect any such outstanding Long-Term Incentive Award.

Article 10. General Provisions
Section 10.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Covered Employee to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.
Section 10.2 Successors. All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
Section 10.3 Forfeiture Events.
(a) The Committee may specify in an Award Agreement that the Covered Employee’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause, termination of the Covered Employee’s provision of services to the Company, Affiliate, and/or Subsidiary, violation of material Company, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Covered Employee, or other conduct by the Covered Employee that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.
(b) If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, each of the Covered Employees who are executive officers and any other Covered Employee who knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Covered Employee is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Covered Employee shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve (12) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.
Section 10.4 Unfunded Plan. Covered Employees shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Covered Employee, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.
Section 10.5 Severability. In the event that any one or more of the provisions of this Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. If, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.

Section 10.6 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the singular shall include the plural, and the plural shall include the singular.
Section 10.7 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.
Section 10.8 Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Covered Employee.
Section 10.9 No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (ii) limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan; or, (iii) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.
Section 10.10 Not a Contract of Employment. Participation in the Plan shall not give a Covered Employee the right to be retained in the employment of the Company or an Affiliate or Subsidiary nor will participation in the Plan interfere with the right of the Company, an Affiliate or Subsidiary to discharge a Covered Employee at any time. An Award Agreement shall not be construed to be a contract of employment.
Section 10.11 Compliance with Code Section 409A. The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Code Section 409A. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Covered Employees of immediate tax recognition and additional taxes pursuant to Section 409A. Notwithstanding the foregoing, neither the Company nor the Committee shall have any liability to any person in the event such Section 409A applies to any such Award in a manner that results in adverse tax consequences for the Covered Employee or any of his beneficiaries or transferees. A Covered Employee shall not be entitled to any payments resulting from or arising due to a “termination of employment”, “termination” or “retirement” (or other similar term having a similar import) unless (and until) such Covered Employee has “separated from service” within the meaning of Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable pursuant to this Plan during the six-month period immediately following a Covered Employee’s termination of employment shall instead be paid on the first business day after the date that is six months following the Covered Employee’s “separation from service” within the meaning of Section 409A; and
Section 10.12 Governing Law. The Plan and each Award Agreement shall be governed by the laws of the Commonwealth of Massachusetts, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction, except to the superseded by federal law. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Massachusetts, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.
Section 10.13 Effective Date. The effective date of the Plan shall be January 1, 2010.